Exhibit (j)(2)
                         REPORT OF INDEPENDENT AUDITORS


The Board of Trustees and Shareholder
Kemper Funds Trust -
  Kemper Large Company Growth Fund
  Kemper Research Fund
  Kemper Small Cap Value+Growth Fund


We have audited the accompanying statement of net assets of Kemper Large Company Growth Fund, Kemper Research Fund and Kemper Small Cap Value+Growth Fund, comprising Kemper Funds Trust (the Trust) as of December 23, 1998 and the related statement of operations for the period from November 18, 1998 to December 23, 1998. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of each of the above mentioned Funds of Kemper Funds Trust at December 23, 1998 and the results of their operations for the period from November 18, 1998 to December 23, 1998, in conformity with generally accepted accounting principles.




                                                     ERNST & YOUNG LLP

Chicago, Illinois
December 23, 1998